EXHIBIT 2.3

                      SECOND AMENDMENT TO
                  AGREEMENT AND PLAN OF MERGER


          THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made as of this 26th day of April, 2000 by and among WISCONSIN
ENERGY CORPORATION ("Wisconsin Energy"), WICOR, INC. ("WICOR") and CEW ACQUISITION, INC. ("Acquisition").


                            RECITALS

          WHEREAS, Wisconsin Energy, WICOR and Acquisition are parties to an Agreement and Plan of Merger dated as of June 27, 1999 as amended by an Amendment to Agreement and Plan of Merger dated as of September 9, 1999 ( the "Merger Agreement"); and

          WHEREAS,  the parties wish to amend the Merger
Agreement to clarify certain provisions concerning the obligations of Acquisition as set forth in this Second Amendment to Agreement and Plan of Merger.

          NOW THEREFORE, in consideration of the Recitals and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

          1. Amendments. The Merger Agreement is hereby amended as follows:

               (a) Section 2.6(a) of the Merger Agreement is amended and restated in its entirety to read as follows:

                    "(a) Exchange Agent.  As of  the
          Effective Time of Merger: (i) Wisconsin
          Energy shall deposit, or shall cause to be deposited, with a bank or trust company designated by Acquisition and reasonably acceptable to WICOR (the "Exchange Agent"), for the benefit of the holders of shares of WICOR Common Stock, for exchange in accordance with this Article II of this Agreement through the Exchange Agent, certificates representing the aggregate number of shares of Wisconsin Energy Common
          Stock issuable pursuant to Section 2.4 of this Agreement; and (ii) Acquisition shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of WICOR Common Stock, for exchange in accordance with this Article II of this Agreement, cash representing the aggregate amount of cash payable pursuant to Section
          2.4 of this Agreement (such certificates for shares of Wisconsin Energy Common Stock, together with any dividends or distributions with respect thereto, such cash and any cash for fractional share interests paid pursuant to Section 2.6(e) of this Agreement, being hereinafter referred to as the "Exchange
          Fund"), which deposits of certificates and cash shall be irrevocable and the Exchange
          Agent shall only make payments to Wisconsin
          Energy, Acquisition and the Surviving
          Corporation from the Exchange Fund pursuant to and in accordance with Section 2.6(f) or
          Section 2.6(g) of this Agreement."

               (b) Section 2.6(b)(ii) of the Merger Agreement is amended and restated in its entirety to read as follows:

                    "(ii)     Upon surrender of a WICOR
          Certificate for cancellation to the Exchange
          Agent together with either a Form of Election or a Letter of Transmittal, in each case duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such WICOR Certificate shall be entitled to receive, and Wisconsin Energy, in the case of Sections 2.6(b)(ii)(A) and 2.6(b)(ii)(C), and Acquisition in the case of
          Section 2.6(b)(ii)(B), shall cause the
          Exchange Agent to promptly deliver in
          exchange therefor after the Effective Time of
          Merger: (A) a certificate representing that number of whole shares of Wisconsin Energy
          Common Stock to which such holder is entitled to receive in respect of such WICOR
          Certificate pursuant to Section 2.4 of this Agreement; and (B) a check representing the cash that such holder is entitled to receive in respect of such WICOR Certificate pursuant to Section 2.4 of this Agreement; and (C) a check for any cash in lieu of any fractional share interest in accordance with
          Section 2.6(e) of this Agreement.  The WICOR
          Certificate so surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Wisconsin Energy Common Stock to be issued and minimize the fractional interests to be paid in cash as provided in
          Section 2.6(e) of this Agreement."

               (c) Section 2.6(f) of the Merger Agreement is amended and restated in its entirety to read as follows:

                    "(f) Investment of Exchange Fund.
          The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis.
          Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon termination of the Exchange Fund pursuant to Section 2.6(g) of this Agreement. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then the Surviving Corporation shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations."

               (d) Section 2.6(g) of the Merger Agreement is amended and restated in its entirety to read as follows:

                    "(g) Termination of Exchange Fund.
          Any portion of the Exchange Fund which
          remains undistributed to the WICOR
          Shareholders after twelve (12) months after the Effective Time of Merger shall be delivered to the Surviving Corporation, upon demand, and any WICOR Shareholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to the Surviving Corporation for their claim for cash and look only to Wisconsin Energy for payment of their claim for shares of Wisconsin Energy Common Stock, any cash in lieu of fractional share interests and any dividends or distributions with respect thereto."

               (e) Section 2.6(h) of the Merger Agreement is amended and restated in its entirety to read as follows:

                    "(h) No Liability.  Neither the
          Exchange Agent nor any party to this
          Agreement shall be liable to any WICOR
          Shareholder for any shares of WICOR Common
          Stock or Wisconsin Energy Common Stock (or dividends or distributions with respect thereto) or cash delivered in accordance with applicable Law to a public official pursuant to any abandoned property, escheat or similar
          Law. If any WICOR Certificates shall not have been surrendered prior to seven years after the Effective Time of Merger (or immediately prior to such earlier date on which any shares of Wisconsin Energy Common
          Stock, cash, any cash in lieu of fractional shares of Wisconsin Energy Common Stock in respect of such WICOR Certificates would otherwise escheat to or become the property of any governmental Person), then: (i) any shares of Wisconsin Energy Common Stock, cash in lieu of fractional share interests and dividends or distributions in respect of such WICOR Certificates shall, to the extent permitted by applicable Laws, become the property of Wisconsin Energy, free and clear of all claims or interest of any Person previously entitled thereto; and (ii) any other cash shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto."
               (f) Section 2.6(i) of the Merger Agreement is amended and restated in its entirety to read as follows:

                    "(i) Withholding Rights.
          Acquisition shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement to any WICOR Shareholder such amounts as Acquisition is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Acquisition, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the WICOR Shareholder in respect of which such deduction and withholding was made by Acquisition."

          2. Continuance of Merger Agreement. Except as specifically amended by this Second Amendment to Agreement and Plan of Merger, the Merger Agreement shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties have caused this Second
Amendment to Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                 WISCONSIN ENERGY CORPORATION


                                 By /s/ Richard A. Abdoo
                                    ---------------------------
                                      Richard A. Abdoo,
                                   Chairman of the Board, President
                                   and Chief Executive Officer


                                 WICOR, INC.


                                 By /s/ George E. Wardeberg
                                    ---------------------------
                                      George E. Wardeberg,
                                   Chairman and Chief Executive Officer


                                 CEW ACQUISITION, INC.


                                 By  /s/ Richard A. Abdoo
                                    ----------------------------
                                      Richard A. Abdoo,
                                   Chairman of the Board, President
                                   and Chief Executive Officer